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                                                                      EXHIBIT 99

CERTAIN FACTORS WHICH MAY AFFECT IRIDIUM

       The following risk factors should be carefully considered by prospective investors in IWCL or Iridium.

RISK OF ERROR IN FORWARD LOOKING STATEMENTS

    MANY OF THE STATEMENTS IN THIS REPORT ARE FORWARD LOOKING AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THESE STATEMENTS.

    IN PARTICULAR, YOU SHOULD RECOGNIZE THAT STATEMENTS ABOUT THE FOLLOWING TOPICS ARE FORWARD LOOKING:

  - IRIDIUM'S ESTIMATE OF THE LAST YEAR IN WHICH IT PROJECTS A NEGATIVE CASH
    FLOW;

  - IRIDIUM'S ESTIMATES OF THE AMOUNT OF ITS FUNDING NEEDS;

  - IRIDIUM'S EXPECTATIONS ABOUT ITS ABILITY TO OBTAIN ADDITIONAL FINANCING;

  - IRIDIUM'S EXPECTATIONS ABOUT ITS ABILITY TO GENERATE REVENUES FROM COMMERCIAL OPERATIONS; AND

  - IRIDIUM'S EXPECTATIONS ABOUT HOW MUCH REVENUE IT WILL GENERATE FROM COMMERCIAL OPERATIONS.


    THE FORWARD LOOKING STATEMENTS ARE BASED ON A NUMBER OF ASSUMPTIONS AND ONE OR MORE OF THESE ASSUMPTIONS IS LIKELY TO BE INCORRECT.

Iridium is transitioning from a development stage company to an operating company and has no meaningful operating history. Accordingly, many statements made by Iridium, including those contained in this report, are forward looking. Examples of these forward looking statements include the statements concerning
Iridium's:

  - operations;

  - prospects;

  - markets;

  - technical capabilities;

  - funding needs;

  - financing sources;

  - expected revenues;

  - regulatory activities (including its ability to obtain or maintain the right to operate virtually anywhere in the world);

  - pricing;

  - commercial operations schedule;

  - expectations regarding characteristics of competing systems;

  - expectations regarding actions of third parties such as equipment suppliers, gateway operators, service providers and roaming partners; and

  - Year 2000 readiness and compliance plans.

Forward looking statements are inherently predictive and speculative and we cannot assure you that our forward looking statements will prove to be correct. Actual results and developments are likely to be different, and may be materially different, from those expressed or implied by these statements. You should carefully review the other risk factors set forth below for a discussion of some of the factors which could result in any forward looking statement proving to be inaccurate.

In particular, you should recognize that forward looking statements are based on a number of assumptions. For example, many of the statements made by Iridium, inlcuding those in this report, assume that Iridium will transition smoothly from a development stage company to an operating company, and assume among other things, that:


- there will be a sufficient number of customers and usage of the Iridium System to generate revenues in the amounts, and at the times, anticipated by Iridium, including the amount of revenue anticipated from the commencement of commercial operations to year-end 1999;

- the Iridium System will provide service acceptable to the market and will meet all systems specifications set forth in its development contracts and will have service characteristics across Iridium's various service offerings that are at least as favorable as those that Iridium expects;

- there will be no increased costs under the development and maintenance contracts for the Iridium System;


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- Motorola and Kyocera will manufacture and distribute a sufficient number of portable, hand-held phones and pagers for use with the Iridium System on a timely basis, and Iridium will not incur any significant additional expenses as a result of any need to place orders for, or subsidize the sale of, any Iridium phones and pagers;

- there will be a sufficient number of operational gateways to maintain the service quality and system capacity Iridium expects;

- Iridium's satellite navigation and communications software and its business support systems software have been effectively integrated into Iridium's operations and will function as expected under the various service demands the Iridium System experiences;

- Iridium will contract with a sufficient number of service providers and cellular roaming partners to ensure effective marketing and distribution of its services;

- the operation of the Iridium System will not be impaired by the loss of satellites or the need to put replacement satellites in orbit and Iridium will not be required to bear the costs of satellite replacement;

- in the various jurisdictions in which Iridium operates or expects to operate, there will be no material change in legislation or regulations or the administration thereof that will have an adverse effect on the business of Iridium;

- there will be no material adverse changes in any of Iridium's existing material contracts or the ability of Iridium's various contractors to perform their obligations;

- Iridium, its gateways, its service providers and other companies doing business with Iridium will obtain timely regulatory approvals in sufficient countries to permit Iridium to operate on the virtually worldwide basis it expects; and

- the capacity of the Iridium System, as affected by, among other things, spectrum allocation and customer usage patterns, will meet or exceed Iridium's expectations.

You should understand that one or more of these assumptions is likely to be incorrect.

Iridium does not intend to publish updates or revisions of its forward looking statements or of this discussion of factors that could cause actual results to be materially different from those expressed or implied in the forward looking statements.

IRIDIUM IS TRANSITIONING FROM A DEVELOPMENT STAGE COMPANY TO
AN OPERATING COMPANY; IRIDIUM HAS NO MEANINGFUL REVENUES OR HISTORY OF OPERATIONS; IRIDIUM'S FUTURE REVENUES MAY NOT COVER ITS EXPENSES

        IRIDUM IS A START-UP COMPANY WITH SUBSTANTIAL DEBT AND NO MEANINGFUL OPERATING HISTORY OR SIGNIFICANT REVENUES.

Iridium is in the initial stages of transitioning from a development stage company to an operating company. It is extremely important to Iridium's success that it effects this transition smoothly. This will require Iridium to complete successfully a number of complex tasks for the operation of Iridium's system while simultaneously attracting customers and ensuring that they are satisfied with Iridium Services. Iridium has no meaningful operating history on which investors can evaluate its performance and has no significant revenues. In addition, the services Iridium offers and intends to offer are new and there is no operational service that provides a


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direct comparison. Further, Iridium has accumulated significant losses in the development and construction of the Iridium System and expects to continue to accumulate significant losses until sometime in late 1999.

Iridium has incurred significant indebtedness to fund the development and construction of the Iridium System. Until Iridium has substantial revenues from operations, it will rely on additional indebtedness to pay its expenses and to make payments on its indebtedness. We cannot give you any assurance about:

- Whether or when Iridium will have sufficient revenues to satisfy its funding requirements, including servicing and repaying its outstanding indebtedness.

- Whether Iridium will ever be profitable.

RISK OF HIGHLY LEVERAGED CAPITAL STRUCTURE

  IRIDIUM HAS ALREADY BORROWED APPROXIMATELY $2.4 BILLION AS OF NOVEMBER 1, 1998 AND NEEDS TO BORROW A SUBSTANTIAL AMOUNT OF ADDITIONAL FUNDS PRIOR TO THE TIME IT EXPECTS TO ACHIEVE POSITIVE CASH FLOW. IRIDIUM IS NOT CURRENTLY GENERATING ANY MEANINGFUL REVENUES TO FUND ITS OPERATIONS OR REPAY ITS INDEBTEDNESS.

Iridium is a highly leveraged company and it expects to incur substantial additional indebtedness, including indebtedness that is secured by its assets. Iridium currently is not generating any meaningful revenues to fund its operations or repay its indebtedness. The amount of debt needed to finance the Iridium System could be increased by one or more factors outside Iridium's control, including:

- the inability to generate revenues in the amount and within the time frame Iridium expects;

- cost increases for the construction or operation of the Iridium System; and

- increases in applicable interest rates.

Iridium's current and future debt service requirements could have important consequences on its business including:

- limiting Iridium's ability to obtain additional financing;

- reducing the amount of funds available for operations because a substantial portion of Iridium's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness; and

- increasing Iridium's sensitivity to adverse economic conditions.

In addition, Iridium's management is not able to make decisions freely about certain business matters because Iridium's guaranteed bank facility, the secured bank facility and the indentures relating to Senior Notes include certain covenants that, among other things, restrict the ability of Iridium and its subsidiaries to:

- dispose of assets;

- incur additional indebtedness;

- incur or guarantee obligations;

- prepay other indebtedness or amend other debt instruments;

- pay dividends;

- create liens on assets;

- make investments, loans or advances;

- make acquisitions;

- engage in mergers or consolidations;

- change the business conducted by Iridium; or


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- engage in certain transactions with affiliates and otherwise will restrict certain corporate activities.

In addition, any future debt instruments to which Iridium becomes a party may contain similar and additional covenants.

SIGNIFICANT ADDITIONAL
FUNDING NEEDS

  IRIDIUM NEEDS TO REFINANCE ITS $1.0 BILLION SENIOR SECURED CREDIT FACILITY BY DECEMBER 31, 1998 AND ESTIMATES IT WILL NEED TO BORROW AN ADDITIONAL $700 MILLION TO OPERATE THROUGH THE TIME IT EXPECTS TO ACHIEVE POSITIVE CASH FLOW.

  IRIDIUM'S ESTIMATED FUNDING NEEDS MAY INCREASE, PERHAPS SUBSTANTIALLY, FOR A NUMBER OF REASONS, INCLUDING IF IRIDIUM IS UNABLE TO GENERATE REVENUES IN THE AMOUNT AND WITHIN THE TIME FRAME IT EXPECTS, OR IF IRIDIUM HAS UNEXPECTED COST INCREASES.


Iridium anticipates that its total cash funding requirements for the development, construction and commercial operation of the Iridium System will be approximately $5.5 billion (net of assumed revenues from commercial operations) through year-end 1999. Based on its estimated cash funding requirements and its schedule for refinancing its existing $1.0 billion senior secured bank facility, which currently matures on December 31, 1998, Iridium estimates that it will need to refinance its existing $1.0 billion senior secured bank facility and to arrange approximately $700 million in additional funding in the near future.

There can be no assurance that Iridium will be able to find banks or any other lender that will be willing to lend to Iridium on terms it will accept or that Iridium will be able to satisfy its funding needs. In addition, Iridium's estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, in the event Iridium is unable to generate revenues in the amount and within the time frame it expects, or if Iridium has unexpected cost increases.

RISK OF LOW SERVICE DEMAND BECAUSE OF PRICING, SERVICE QUALITY, EQUIPMENT CHARACTERISTICS, COMPETITION AND OTHER MARKET FACTORS

  MANY MARKET FACTORS, INCLUDING PRICING, COULD PREVENT IRIDIUM FROM GENERATING REVENUE IN THE AMOUNT AND WITHIN THE TIME FRAME IT EXPECTS.

The Iridium System is not intended to provide communications services that compete with landline and land-based wireless services. Instead, the Iridium System is designed to complement such services. Iridium World Satellite Services will be priced significantly higher than most land-based phone and paging services, and Iridium customers are not expected to discontinue their use of land-based wireless services.

Iridium's estimates of its funding needs assume there will be substantial demand for Iridium services shortly after Iridium commences commercial operations and that Iridium will be able to charge a premium over the cost of a land-based call for its satellite services because such services provide global mobility. Iridium currently expects that its wholesale usage fees for international Iridium World Satellite Services calls between two countries will result in suggested retail roaming prices that, in aggregate, are approximately 25% to 30% above the retail prices for land-based voice calling options that traveling customers could use for a similar call between the same two countries (e.g., international calling card and international cellular roaming rates). If demand for Iridium services is not significant or if the market will not support such a global mobility premium, Iridium may be unable to generate sufficient revenues. In addition to pricing, a number of other market factors, including service


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quality, equipment characteristics and competition, could adversely affect demand for Iridium services.

  THE PRICE OF IRIDIUM'S PHONES AND PAGERS MAY ADVERSELY AFFECT CUSTOMER DEMAND FOR IRIDIUM'S SERVICES.

Motorola's multi-mode phone generally has an initial retail price of at least $3,000 and Motorola's alphanumeric pager generally has an initial retail price of at least $500. Iridium expects the initial prices for Kyocera phones and pagers to be similar to Motorola's prices. These prices substantially exceed current prices for cellular phones and pagers.

  IRIDIUM DOES NOT CONTROL ITS RETAIL PRICES AND IF THEY ARE SET TOO HIGH DEMAND FOR IRIDIUM'S SERVICES MAY BE ADVERSELY AFFECTED. PRICES IN THE
  TELECOMMUNICATIONS INDUSTRY HAVE BEEN DROPPING, WHICH MAY ADVERSELY AFFECT IRIDIUM'S ABILITY TO GENERATE REVENUES.

Under Iridium's pricing strategy it will set wholesale prices for its services and service providers will control the price to the customer. Service providers may price Iridium services at a level that is too high, thereby reducing total demand without an offsetting increase in per minute revenue to Iridium. Moreover, competition may force Iridium and its service providers to lower retail prices. In addition, pricing for telecommunication services, including long distance rates, has trended downward in recent years. This downward trend may make it difficult for Iridium to hold or raise its wholesale prices.

The Iridium System does not afford the same voice quality, signal strength and degree of building penetration in areas that mature land-based wireless voice or paging systems serve. This difference in service quality could adversely affect demand for Iridium services.

  THE LARGE SIZE OF IRIDIUM'S PHONES AND PAGERS MAY ADVERSELY AFFECT CUSTOMER DEMAND FOR IRIDIUM SERVICES.

The Kyocera and Motorola telephones are larger and heavier than today's pocket-sized cellular phones and have a significantly longer and thicker antenna. Motorola's pager is slightly larger than today's standard alphanumeric belt-worn pagers. The large size of Iridium's phones and pagers may adversely affect customer demand for Iridium services.

In addition, competition, including competition from other satellite systems and from the extension of land-based telecommunications systems to areas that are currently not serviced by landline or land-based wireless phone or paging systems, could reduce demand that might otherwise exist in such areas for Iridium services.

FACTORS AFFECTING CUSTOMER ACCEPTANCE OF SATELLITE-BASED SERVICE

  THE USE OF SATELLITES IN THE IRIDIUM SYSTEM EXPANDS COVERAGE BUT CREATES CERTAIN SERVICE LIMITATIONS THAT CUSTOMERS MAY NOT BE WILLING TO ACCEPT.

Iridium's ability to generate sufficient operating revenues will depend upon customer satisfaction with Iridium services. Iridium believes that customer satisfaction will depend on a variety of factors, including:

- price;

- the technical capabilities of Iridium's equipment;

- the quality of the services Iridium offers, including voice quality, call completion rates and dropped call rates; and

- the extent, availability and price of alternative telecommunications services.

Satellite-based communications over the Iridium System will experience degradation in service quality in certain places and will be completely unavailable in some places. In particular:


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- Satellite-based services will be adversely affected in places where obstructions, such as buildings and other natural and man-made obstacles, are positioned between a satellite and the user.

- These adverse effects on satellite calls will increase as the obstacles become larger and more densely spaced.

- In densely packed urban areas or inside buildings with steel construction and metal coated glass common in many urban high rise buildings (including, in particular, in most hotels and professional buildings), Iridium expects that only extremely limited satellite voice service, or no satellite voice service, will be available.

- Use of an Iridium phone in a moving automobile for a satellite call will make the effect of obstructions temporary but more pronounced because the structure of automobiles will tend to obstruct the satellite signal.

- The actual limitations on satellite-based services will vary, sometimes significantly, as conditions change and as the satellites move across the sky.

The Iridium satellite paging service also will experience degradation in certain places. Iridium expects that these limitations on satellite-based services will be more significant than current limitations on service experienced by customers of land-based wireless ("cellular") systems and traditional paging systems.

For Iridium to succeed, its customers must accept:

- the service limitations described above;

- higher prices for Iridium's satellite services than the current prices for cellular and paging services; and

- heavier hand-held phones and larger pagers than those currently used for most commercial service.

Iridium's customers may not accept these limitations. These limitations could result in significantly lower sales or lower usage of Iridium's services than Iridium anticipates.

The Iridium System has not been designed to provide high-speed data and facsimile transmission capability. As a result, Iridium expects that the appeal of its facsimile and data services (which will not be available until mid-1999) will be limited.

Also, the Iridium System will lack the operational capacity to provide service to large numbers of customers in concentrated areas.

RISKS RELATING TO LOW DEMAND FOR PAGERS AND PHONES; POTENTIAL NEED FOR
SUBSIDIES

  IRIDIUM HAS COMMITTED TO PURCHASE UP TO APPROXIMATELY $400 MILLION OF PHONES AND PAGERS FROM THE MANUFACTURERS IF THE GATEWAYS DO NOT BUY THEM. IRIDIUM MAY HAVE TO SUBSIDIZE THE PRICE OF PHONES AND PAGERS TO CUSTOMERS TO STIMULATE DEMAND FOR ITS SERVICES.

In an effort to ensure that sufficient quantities of hand-held phones and pagers are available for early distribution, Iridium has entered into a standby equipment purchase commitment with Motorola and expects to enter into a similar commitment with Kyocera. These standby commitments would require
Iridium to purchase an aggregate of up to approximately $400 million of phones and pagers from Kyocera and Motorola, but only, in the case of the Motorola commitment, if such equipment is not


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purchased by and shipped to gateway operators or service providers prior to
January 1, 1999. The Kyocera commitment is expected to provide a similar trigger using a date of February 8, 1999.


In addition, there is a risk that sufficient demand for Iridium services will not materialize in a timely manner unless Iridium, its gateway operators or service providers subsidize the cost of Iridium phones. Neither Iridium nor, to Iridium's knowledge, its gateway owners and service providers currently plan to provide any such subsidies. The costs associated with those subsidies, including Iridium's portion of those costs, could be significant. Iridium's current projected funding needs do not reflect any costs associated with its standby equipment purchase commitments or any subsidization.

POTENTIAL UNDERSUPPLY OF TELEPHONES AND PAGERS

  INSUFFICIENT SUPPLY OF IRIDIUM TELEPHONES AND PAGERS COULD HARM IRIDIUM.

The Iridium telephones and pagers are an essential part of the Iridium System. Motorola and Kyocera have started manufacture of the telephones and Motorola has delivered telephones for commercial use. Kyocera has delivered telephones for customer trials but software development issues have delayed production. Motorola's or Kyocera's inability to manufacture enough telephones and pagers to meet demand could constrain Iridium's commercial operations and adversely affect its generation of meaningful revenues. In addition, if enough telephones and pagers are not available to supply those people who want to become Iridium customers, those people could develop a negative impression of Iridium and decide not to become Iridium customers.

RELIANCE ON MOTOROLA, GATEWAY OWNERS AND OTHER THIRD PARTIES.

  IRIDIUM RELIES EXTENSIVELY ON THIRD PARTIES TO PERFORM FUNCTIONS CRITICAL TO ITS OPERATIONS, INCLUDING THE OPERATION OF THE IRIDIUM SYSTEM AND THE DISTRIBUTION AND MARKETING OF IRIDIUM WORLD SERVICES.

Operation of the Iridium System. Iridium relies extensively on third parties to perform functions critical to its operations. Iridium does not independently have and does not intend to acquire, except by contracting with other parties, the ability to:

- develop or produce the components of the Iridium System;

- launch additional or replacement satellites; or

- operate and maintain the Iridium system.

Currently, Iridium relies on Motorola to provide these critical functions under various contracts.

Gateway Operators. Iridium is dependent on the activities of its gateway operators for its success. Iridium has obtained commitments from its investors who are gateway operators that they will use their reasonable best efforts to perform certain critical functions including:

- obtaining the necessary licenses, if any, from the jurisdictions in their gateway territories;

- constructing and operating their gateways;

- connecting the Iridium System to public earth-based telephone systems;

- marketing Iridium Services;

- selecting, or acting as, service providers; and

- managing relationships with Iridium's customers either directly or through service providers.

Distribution and Marketing of Iridium Services. Iridium's success also will depend upon the motivation and ability of its service providers to generate demand for Iridium Services, phones and pagers on a timely basis. Service providers will be responsible for the sales of Iridium Services and of Iridium subscriber equipment to consumers. The service providers will be, or will be selected by, Iridium's gateway operators. Iridium's business plan assumes the service providers will make substantial sales of Iridium phones as Iridium transitions from a development stage company to an operating company. However, demand for Iridium services may not be generated on a timely basis and there can be no assurance that service providers will effectively market and distribute Iridium services or that gateway operators will effectively coordinate the marketing and distribution efforts in their territories. If Iridium services are not timely marketed and distributed on a coordinated basis there would be a material adverse effect on Iridium.

TECHNOLOGY IMPLEMENTATION RISKS

  INTEGRATING THE IRIDIUM SYSTEM'S VARIOUS TECHNOLOGIES, INCLUDING SOFTWARE AND COMMUNICATIONS HARDWARE, IS A COMPLEX TASK AND FUTURE OPERATIONS COULD REVEAL SERIOUS PROBLEMS.

For the Iridium System to operate properly, Motorola, Iridium and their respective subcontractors must make a number of sophisticated and diverse technologies work together -- a complex task that no one has attempted before. This task is further complicated by the following facts:

- the Iridium System is expected to operate 24 hours a day;

- most of the Iridium System's hardware is in space; and

- system-wide testing, maintenance and repair may adversely affect Iridium's ability to provide the service quality it anticipates.

Iridium believes that the development and implementation of the software for the Iridium System has been one of the largest and most complex software creation and integration tasks ever undertaken in the telecommunications industry. The Iridium System software, including the software that controls the satellites and the on-the-ground business support systems necessary for customer billing, has not been subject to the demands of commercial operations at the levels Iridium will need to achieve to be successful. This software will have to be reprogrammed if errors are revealed.

In addition, the integration of each of Iridium's roaming partners into Iridium's telecommunications and business systems requires substantial programing and testing. For Iridium to provide roaming capabilities that match its expectations it will have to successfully integrate approximately 130 roaming partners into its systems. There can be no assurance that Iridium will be able to complete this task in a timely manner or at all.

POTENTIAL FOR DELAYED OR IMPAIRED OPERATIONS

  IF IRIDIUM'S TRANSITION FROM A DEVELOPMENT STAGE COMPANY TO A COMPANY WITH SUBSTANTIAL COMMERCIAL OPERATIONS IS DELAYED OR ITS ABILITY TO PROVIDE THE SERVICE QUALITY IT EXPECTS IS IMPAIRED, ITS ABILITY TO GENERATE REVENUES AND ITS COMPETITIVE POSITION COULD BE MATERIALLY HARMED.

The Iridium System is the first satellite-based personal communications system. However, other companies are attempting to develop satellite-based systems to compete with Iridium. Part of Iridium's competitive strategy depends on its commencing substantial commercial operations


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well before any of its competitors. If Iridium's transition from a development stage company to an operating company is delayed or its ability to provide the service quality it expects is impaired, there likely would be:

- harm to the competitive advantage Iridium expects to achieve under its current strategy;

- delay in Iridium's generation of revenue; and

- a significant effect on Iridium's ability to repay its indebtedness.

A significant delay in Iridium's transition to commercial operations could occur if:

- significant errors in the design and implementation of the Iridium System are discovered during commercial operations;

- commercial operations reveal that significant improvements in service quality are needed if Iridium services are to generate the demand Iridium expects; or

- a significant number of satellites fail to operate for any reason. (See "Risks Related to the Satellites", below.)

LIMITED SATELLITE-BASED SERVICE CAPACITY

  IF IRIDIUM EXPERIENCES UNEXPECTED CUSTOMER USAGE PATTERNS OR ITS AVAILABLE SPECTRUM IS FULLY UTILIZED, THE ABILITY OF CUSTOMERS TO PLACE OR RECEIVE CALLS MAY BE ADVERSELY AFFECTED.

Iridium's ability to supply satellite-based service depends upon the capacity of the Iridium System. Various factors, including customer usage patterns, will have a significant effect on the Iridium System's capacity for a particular geographic area and on a system-wide basis. The most important factors include:

- customer usage patterns; and

- the amount of spectrum (the frequencies at which Iridium is allowed to operate the Iridium System).

Iridium could experience unexpected customer usage patterns that could exceed the capacity of the Iridium System at one or more gateways -- similar to the overload of regional circuits on an earth-based system. If Iridium faces significant capacity issues, its ability to increase its available spectrum (which can be thought of as similar to adding more "lines" to an earth-based system) is subject to significant regulatory hurdles. If adverse usage patterns occur or other significant constraints are placed on the Iridium System, Iridium may not be able to acquire additional spectrum and customers may have difficulty in placing or receiving calls on the system, which would materially and adversely affect Iridium.

RISKS RELATED TO THE SATELLITES

  THE RISK OF SATELLITE LOSS OR DAMAGE IS SIGNIFICANT, AND THE EFFECT OF SATELLITE LOSSES OR DAMAGE COULD BE SUBSTANTIAL.

A significant portion of Iridium's tangible assets are low earth orbit satellites and the related earth-based control facilities. Maintaining this equipment is a complex and costly undertaking which has not been attempted previously on a commercial basis. In particular, the risk of satellite loss is significant.

The loss or failure of one or more satellites, including temporary losses, that for whatever reason are not promptly corrected or replaced, could cause:

- gaps in service availability;


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- significantly degraded service quality;

- increased costs; and

- losses of revenue for the period that service is interrupted or impaired.

Accordingly, the loss or failure of any satellite or satellites could materially and adversely affect Iridium. A satellite can be lost or fail for a variety of reasons, including:

- colliding with something, including space debris, another man-made object or space phenomena such as comets or meteors;

- mechanical anomalies or malfunctions; and

- failure of the rocket, by explosion or otherwise, that was to place the satellite in orbit.

Space debris and other in-space risks. Iridium's satellites operate in low earth orbit and, as a result, face a higher risk of damage from space debris than satellites that operate farther away from the earth. Because objects in low earth orbit are moving at different speeds, the Iridium satellites can be more readily hit by space debris -- which can include sand, pebbles, dust and rocks shed by comets, as well as the remains of man-made objects floating in space. Even a very small piece of space debris can do great damage to a satellite.

One potential area of risk includes meteor showers and storms. In November 1998 and November 1999, the Leonid meteor storm is expected to dramatically increase the amount of space debris in Earth's orbit and could pose a risk to Iridium's satellites. Although smaller meteor showers occur annually, the Leonid meteor storm reoccurs every 33 years. The last storm occurred in 1966, when commercial space programs were just beginning and few, if any, satellites were in the sky. Therefore, there is no relevant experience to base an assessment of the damage, if any, that the storm might cause to low earth orbit satellites, but such damage could be significant.

Mechanical Anomalies and Malfunctions. During the deployment of the Iridium System, Iridium experienced anomalies in several of its satellites. Those anomalies, which in some cases included control problems and the satellite's failure to function as expected, caused those satellites to be excluded from Iridium's constellation. You should note that:

- anomalies such as occurred with respect to those satellites, or other anomalies with comparable effects, could occur in the future;

- such anomalies could have a significant adverse effect on Iridium;

- from time to time certain events could occur that may cause Iridium or Motorola to conclude that one or more malfunctioning satellites should not be included in the Iridium System, and the unavailability of such satellite could have an adverse effect on the operation of the Iridium System; and

- Motorola has absorbed the financial consequences of all satellite losses to date.


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Launch-related risks. Iridium expects that it will need to launch additional satellites from time to time to maintain the Iridium System. Accordingly, a launch failure could have a material adverse effect on Iridium. Satellites are launched on launch vehicles, or rockets. Launches of satellites can fail because:

- a rocket crashes, aborts or explodes (which recently happened to one of Iridium's competitors); and

- satellites are damaged as they are loaded into the rocket, during the launch, or as they leave the rocket.

In addition, launches can be delayed for many reasons, including poor weather conditions, other launch failures or government actions. Placing multiple satellites in each Iridium launch vehicle significantly increases the risk that a launch failure will have a material and adverse effect.

Life Expectancy of the Satellites; Financial Effect of Loss of Satellites. Iridium's business plan currently assumes that each of the satellites will have a useful life of five years from its launch date. Iridium's satellites may not, however, remain in operation for the full five years that Iridium expects. If the satellites do not remain in operations for the full five years, Iridium's operations, including its ability to provide service and generate revenues, could be materially harmed and its costs of operating will likely increase.

Iridium has entered into an Operations and Maintenance Contract with Motorola which provides for the operation and maintenance of Iridium's space assets for Iridium's first five years of operation. Iridium has the option to extend the Operations and Maintenance Contract for an additional two years. Under the Operations and Maintenance Contract, Motorola will bear the risk of satellite malfunction, but Iridium will bear the risk of damage to satellites by the acts of third parties, including the degradation or complete loss of any satellite due to contact with space debris.

COMPETITION RISKS

  IRIDIUM FACES DIRECT COMPETITION FROM A VARIETY OF OPERATING AND PLANNED SATELLITE SYSTEMS AND LAND-BASED SERVICES.

The telecommunications industry is highly competitive. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments which affect competition and alliances between industry participants. While no single wireless communications system other than Iridium serves the global mobile personal communications market today, Iridium anticipates that more than one system or a collaboration of systems will serve this market in the future.

Iridium believes that its most likely direct competition will come from the following planned low or mid-earth orbit satellite-based systems:

- ICO Global Communications (Holdings) Limited;

- Globalstar (backed by Loral/Qualcomm Partnership, L.P.);

- Ellipso; and

- Constellation.


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Iridium also expects to face competition from regional geostationary satellite-based systems, including Asia Pacific Mobile Telecommunications Satellite, Afro-Asian Satellite and PT Asia Cellular Satellite ("ACeS") and from the existing Inmarsat geostationary global satellite system.

While Iridium believes that no competition will be able to offer virtually worldwide satellite paging prior to the year 2000, Iridium World Page Service will face competition from existing satellite- and land-based paging services, some of which have an established customer base that may be reluctant to switch services. In addition, certain paging services offer two-way paging capability which Iridium does not offer.

Other Competitors. Iridium expects to offer Iridium World Cellular Service across a variety of countries where different cellular standards have made roaming difficult in the past. However, certain services currently provide roaming services among a number of countries, including those that use incompatible cellular standards. For example, GlobalRoam and Cellcard provide roaming between some North American networks and some European and other networks. The availability of such international near-global roaming services is likely to increase. These services will compete directly with Iridium World Cellular Service and with Iridium's satellite-based phone services. Two other proposed systems, ICO and Globalstar, and at least one regional geostationary satellite, ACeS, have indicated that they may also offer some form of dual-mode satellite/cellular service, which may include roaming capabilities (enabling roaming across different cellular standards) similar to those Iridium expects to offer.

In addition, it is expected that GSM-based wireless service (a form of wireless used mostly in Europe) will continue to expand its reach (including further into North America), permitting broader roaming capability across incompatible cellular standards with a single phone.There is a risk that one or more regional mobile satellite services could enter into agreements to provide intersystem roaming which could be global or nearly global in scope. Iridium will also compete for travel customers with businesses that provide short-term rentals of wireless phones capable of operating in specific countries or regions. These businesses often have rental locations at airports, hotels and other locations and will also deliver phones.

COMPETITION FOR SERVICE PROVIDERS AND SPECTRUM ALLOCATION

  IRIDIUM WILL FACE COMPETITION FROM OTHER SERVICES FOR LOCAL SERVICE
  PROVIDERS.

In addition to competing for customers for its service, Iridium also expects to compete with various other communications services for local service providers. A failure to effectively compete with these services could materially and adversely affect Iridium's ability to effectively market and distribute its services and equipment.

Furthermore, ICO could have an advantage in obtaining spectrum allocations and local operating approvals in a number of countries because it is affiliated with Inmarsat, an international satellite organization, and investors in ICO and Inmarsat include many state-owned telecommunications companies and the regulatory authorities in their countries.


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RISKS ASSOCIATED WITH LICENSING

  IRIDIUM CANNOT YET OFFER COMMERCIAL SERVICE IN EVERY COUNTRY.

The Iridium System's operation is subject to United States and international regulation. This regulation is pervasive and largely outside Iridium's control. Iridium, Motorola and the various gateway owners have made substantial progress in receiving the authorizations necessary to operate the Iridium System, but a significant number of regulatory authorizations have not yet been obtained, including:

- in two countries, Saudi Arabia and India, in which a gateway will be located, an authorization to operate the gateway, including necessary radio spectrum assignments for the links between the gateway and the Iridium satellites;

- in certain countries in which Iridium expects its customers will want to use Iridium's services, the authority to offer Iridium's services and operate Iridium phones and pagers, and unless Iridium receives such authorizations, service in those countries will be limited or will not exist at all.



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RISKS ASSOCIATED WITH PRINCIPAL SUPPLY CONTRACTS.

  IRIDIUM'S MAJOR CONTRACTS RELATING TO THE IRIDIUM SYSTEM ARE OF LIMITED DURATION, AND MOTOROLA'S LIABILITY UNDER THEM IS SIGNIFICANTLY LIMITED.

Iridium has three principal supply contracts:

- The Space System Contract with Motorola for the design, development, construction and delivery in orbit of the Iridium System's space segment;

- The Operations and Maintenance Contract with Motorola which runs for five years from the date Iridium commenced commercial operations and covers the operation of the space segment of the Iridium System, including monitoring, upgrading and replacing the hardware and software necessary to maintain specified performance levels; and

- The Terrestrial Network Development Contract with Motorola for the design and development of the gateway hardware and software.

These contracts are of limited duration and Motorola's liability under them is significantly limited. The contracts provide that if Motorola has any liability to Iridium under the Space System Contract, the Operations and Maintenance Contract, the Terrestrial Network Development Contract or any other contract between Iridium and Motorola in connection with the Iridium System, that liability may be limited to $100 million in the aggregate in virtually all circumstances. In addition, under the Space System Contract, Motorola is not required to refund amounts Iridium previously paid to it. Subject to certain exceptions, Iridium bears the risk, including additional costs, if any, resulting from excusable delays under the Space System Contract, as well as certain of the risks of loss for satellites in orbit. The Operations and Maintenance Contracts and the Terrestrial Network Development Contract have similar provisions regarding excusable delays, waivers and limitations on liability.

CONFLICTS OF INTEREST WITH MOTOROLA

  BECAUSE OF MOTOROLA'S VARYING ROLES WITH RESPECT TO IRIDIUM, THERE ARE A NUMBER OF SIGNIFICANT CONFLICTS OF INTEREST BETWEEN IRIDIUM AND MOTOROLA.

Motorola has and will have various conflicts of interest with Iridium. Motorola is:

- the creator and developer of the concept of the Iridium System;

- responsible for the design, construction, operation and maintenance of the Iridium System;

- a founding member of, and the largest single investor in, Iridium LLC;

- a gateway owner;

- Iridium LLC's largest Class 1 Membership Interest holder (and potentially the largest Class A Common Stock holder because Class 1 Membership Interests are exchangeable for Class A Common Stock);

- a holder of warrants to acquire additional membership interests in Iridium LLC; and

- the guarantor of some of Iridium's borrowings.

Motorola's Influence on Iridium. Motorola does not by itself control the Iridium Board of Directors and it is not permitted to participate in Iridium's decisions or other actions concerning the Space System Contract, Operations and Maintenance Contract or the Terrestrial Network Development Contract. However, Motorola could in certain situations exercise significant influence over Iridium because:

- Motorola currently has the right to appoint 5 of the 27 members of the Iridium Board and its representation could increase if it provides further financial support to Iridium; and


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- Motorola could have control over Iridium similar to that of a creditor through its position as a guarantor of some of Iridium's borrowings and as a creditor under various material contracts.

Motorola's Contractual Relations with Iridium. Motorola and Iridium entered into the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract after extensive negotiations. The predecessor of Iridium under those contracts, however, was a wholly owned subsidiary of Motorola at the time the Space System Contract and Operations and Maintenance Contract were negotiated and therefore these negotiations were not conducted on an arm's-length basis. Moreover, although these agreements provide for specific prices, Motorola's obligations and liabilities are subject to certain limitations which allocate various risks to Iridium and may have the effect of increasing the price paid by Iridium. Iridium's payment obligations under these agreements are expected to comprise most of Iridium's expenses.

CONFLICTS OF INTEREST WITH GATEWAY OWNERS

  IRIDIUM HAS CERTAIN CONFLICTS OF INTEREST WITH ITS GATEWAY OWNERS AND SERVICE PROVIDERS.

The Iridium Board of Directors consists of representatives of certain of the world's leading telecommunications companies. Almost all of the members of the Iridium Board have been appointed by investors in Iridium who also are gateway owners and service providers. Because Iridium will be a supplier to the gateways and the service providers, the interests of Iridium are expected to conflict in certain respects with the interests of the gateway owners and the service providers. For example, this conflict of interest will be relevant in setting the wholesale prices that Iridium will charge for satellite airtime and other Iridium services.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND DEVELOPING MARKETS

  CERTAIN RISKS RELATED TO THE DOMESTIC AND INTERNATIONAL POLICIES AND ECONOMIES OF THE VARIOUS COUNTRIES IN WHICH IRIDIUM OPERATES COULD ADVERSELY AFFECT IRIDIUM.


Iridium expects its telecommunications services to be available in almost every country. As a result, Iridium and its gateway operators and service providers will be subject to risks related to each country's domestic and international policies and risks related to economic conditions in many regions of the world, such as:


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

- changes in domestic and foreign government regulations and telecommunications standards;

- licensing requirements, tariffs or taxes and other trade barriers;

- price, wage and exchange controls;

- political, social and economic instability;

- inflation; and

- interest rate and currency fluctuations.

Iridium, its gateway operators or service providers could be adversely affected on a country-specific, regional or system-wide basis by these factors.

DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

  IRIDIUM RELIES ON KEY EMPLOYEES WITH WHOM IT DOES NOT HAVE EMPLOYMENT AGREEMENTS.

Iridium's success will be dependent upon the efforts of its management team and its ability to attract and retain qualified management and personnel in the future. Iridium has no employment contract with any employee and is subject to the possibility of loss of one or more key employees at any time. Iridium must also rely upon several employees of Motorola who play a key role in the performance of Motorola's obligations under the Space System Contract, the Operations and Maintenance Contract and the Terrestrial Network Development Contract. Iridium has no control over the relationship between Motorola and its employees. The loss of one or more of these key employees could adversely affect Iridium. In addition, Iridium's success will be dependent in part upon gateway operators having qualified personnel at the various gateways to:

- oversee the construction and operation of the gateway; and

- execute significant aspects of Iridium's licensing, marketing and distribution efforts.

RISKS ASSOCIATED WITH GROWTH

  THE IRIDIUM SYSTEM CANNOT CURRENTLY GROW ABOVE CERTAIN LIMITS.

If significant and rapid growth in demand for Iridium World Services is achieved it would require Iridium and its gateways to make additions to personnel and management information systems to manage that growth while continuing to meet customer service expectations. In addition, because Iridium's assigned spectrum (frequency band) and satellite infrastructure characteristics have inherent capacity limitations, growth above certain levels would not be possible with the current Iridium System.


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